Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Member of

Toys “R” Us Property Company II, LLC

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-168515 of our report dated April 30, 2010 relating to the balance sheets of Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC) (the “Company”) as of January 30, 2010 and January 31, 2009, the related statements of operations, changes in member’s deficit and cash flows for each of the three fiscal years in the period ended January 30, 2010, and the related financial statement schedule, (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph related to the retrospective adjustment to reflect the reorganization and acquisition of assets under common control of MPO Holdings, LLC as if it had occurred as of the beginning of the earliest period presented), appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the headings “Selected Historical Financial Data of the Company” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

September 17, 2010